Exhibit 99.1

For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201.444.7100

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ - October 17, 2018 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of November 1, 2018, will be paid the dividend on November 15, 2018. This dividend represents the eighty fourth consecutive quarterly dividend since 1998. The dividend amount per share remains unchanged as compared to the prior quarterly cash dividend. This dividend should not be used as an indicator of future dividends to common stockholders.
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations.  To date, ASB’s total tithing donations total over $10.1 million.  ASB maintains 12 banking locations in Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne.  ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.